SUBJECT TO COMPLETION DATED OCTOBER 1, 2007
Prospectus Supplement dated October [•], 2007 to Prospectus dated July 17, 2007

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed.  This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not seeking an offer to buy these securities in any state where the offer or sale is prohibited.

FIA Card Services, National Association
Sponsor, Servicer and Originator

BA Credit Card Funding, LLC
Transferor and Depositor

BA Credit Card Trust
Issuing Entity

BAseries

The issuing entity will issue and sell:	Class B(2007-5) Notes
Principal amount	$275,000,000
Interest rate	one-month LIBOR plus [•]% per year (determined as described in the following Class B(2007-5) summary)
Interest payment dates	15th day of each month, beginning in November 2007
Expected principal payment date	October 15, 2009
Legal maturity date	March 15, 2012
Expected issuance date	October [•], 2007
Proceeds to the issuing entity	$[•] (or [•]%)

The Class B(2007-5) notes are a tranche of the Class B notes of the BAseries and will be offered by the underwriters to investors at varying prices to be determined at the applicable time of sale.  The compensation of the underwriters will be a commission representing the difference between the purchase price for the Class B(2007-5) notes paid to the issuing entity and the proceeds from the sales of the Class B(2007-5) notes paid to the underwriters by investors.

Subordination: Interest and principal on the Class B notes of the BAseries are subordinated to payments on the Class A notes as described herein and in the accompanying prospectus.

Credit Enhancement: Interest and principal on the Class C notes of the BAseries are subordinated to payments on the Class A notes and the Class B notes as described herein and in the accompanying prospectus.

You should consider the discussion under “Risk Factors” beginning on page 28 of the accompanying prospectus before you purchase any notes.

The primary asset of the issuing entity is the collateral certificate, Series 2001-D.  The collateral certificate represents an undivided interest in BA Master Credit Card Trust II.  Master Trust II’s assets include receivables arising in a portfolio of unsecured consumer revolving credit card accounts.  The notes are obligations of the issuing entity only and are not obligations of BA Credit Card Funding, LLC, FIA Card Services, National Association, their affiliates or any other person.  Each tranche of notes will be secured by specified assets of the issuing entity as described in this prospectus supplement and in the accompanying prospectus.  Noteholders will have no recourse to any other assets of the issuing entity for payment of the BAseries notes.

The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Neither the SEC nor any state securities commission has approved the notes or determined that this prospectus supplement or the prospectus is truthful, accurate or complete.  Any representation to the contrary is a criminal offense.

Underwriters

Banc of America Securities LLC Lehman Brothers

Important Notice about Information Presented in this
Prospectus Supplement and the Accompanying Prospectus

We provide information to you about the notes in two separate documents:

(a) this prospectus supplement, which will describe the specific terms of the Class B(2007-5) notes, and

(b) the accompanying prospectus, which provides general information about the BAseries notes and each other series of notes which may be issued by the BA Credit Card Trust, some of which may not apply to the BAseries or the Class B(2007-5) notes.

References to the prospectus mean the prospectus accompanying this prospectus supplement.

This prospectus supplement may be used to offer and sell the Class B(2007-5) notes only if accompanied by the prospectus.

This prospectus supplement supplements disclosure in the prospectus.

You should rely only on the information provided in this prospectus supplement and the prospectus including any information incorporated by reference.  We have not authorized anyone to provide you with different information.

We are not offering the Class B(2007-5) notes in any state where the offer is not permitted.  We do not claim the accuracy of the information in this prospectus supplement or the prospectus as of any date other than the dates stated on their respective covers.

We include cross-references in this prospectus supplement and in the prospectus to captions in these materials where you can find further related discussions.  The Table of Contents in this prospectus supplement and in the prospectus provide the pages on which these captions are located.

Parts of this prospectus supplement and the prospectus use defined terms.  You can find a listing of defined terms in the “Glossary of Defined Terms” beginning on page 177 in the prospectus.

________

Table of Contents
Page

Class B(2007-5) Summary	S-4

Transaction Parties	S-7
BA Credit Card Trust	S-7
BA Master Credit Card Trust II	S-7
BA Credit Card Funding, LLC	S-7
FIA and Affiliates	S-8
Use of Securitization as a Source of Funding	S-8
The Bank of New York	S-9
Wilmington Trust Company	S-9

The Class B(2007-5) Notes	S-9
Securities Offered	S-9
The BAseries	S-9
Interest	S-10
Principal	S-11
Nominal Liquidation Amount	S-12
Subordination; Credit Enhancement	S-12
Required Subordinated Amount	S-13
Revolving Period	S-15
Early Redemption of Notes	S-16
Optional Redemption by the Issuing Entity	S-16
Events of Default	S-16
Issuing Entity Accounts	S-16
Security for the Notes	S-17
Limited Recourse to the Issuing Entity	S-17
Accumulation Reserve Account	S-17
Shared Excess Available Funds	S-18
Stock Exchange Listing	S-18
Ratings	S-18
Underwriting	S-19

Annex I:

The Master Trust II Portfolio	A-I-1
General	A-I-1
Delinquency and Principal Charge-Off Experience	A-I-1
Revenue Experience	A-I-3
Interchange	A-I-5
Principal Payment Rates	A-I-5
Renegotiated Loans and Re-Aged Accounts	A-I-6
The Receivables	A-I-6
Annex II:

Outstanding Series, Classes and Tranches of Notes	A-II-1

Annex III:

Outstanding Master Trust II Series	A-III-1

Class B(2007-5) Summary

This summary does not contain all the information you may need to make an informed investment decision.  You should read this prospectus supplement and the prospectus in their entirety before you purchase any notes.

Only the Class B(2007-5) notes are being offered through this prospectus supplement and the prospectus.  Other series, classes and tranches of BA Credit Card Trust notes, including other tranches of notes that are included in the BAseries as a part of the Class B notes or other notes that are included in the Class B(2007-5) tranche, may be issued by the BA Credit Card Trust in the future without the consent of, or prior notice to, any noteholders.

Other series of certificates of master trust II may be issued without the consent of, or prior notice to, any noteholders or certificateholders.

Transaction Parties
Issuing Entity of the Notes	BA Credit Card Trust
Issuing Entity of the Collateral Certificate	BA Master Credit Card Trust II
Sponsor, Servicer and Originator	FIA Card Services, National Association
Transferor and Depositor	BA Credit Card Funding, LLC
Master Trust II Trustee, Indenture Trustee	The Bank of New York
Owner Trustee	Wilmington Trust Company

Assets
Primary Asset of the Issuing Entity	Master trust II, Series 2001-D Collateral Certificate
Collateral Certificate	Undivided interest in master trust II
Primary Assets of Master Trust II	Receivables in unsecured revolving credit card accounts
Accounts and Receivables (as of beginning of the day on September 7, 2007)	Principal receivables:	$92,817,325,564
	Finance charge receivables:	$1,574,214,049
	Account average principal balance:	$1,690
	Account average credit limit:	$13,930
	Account average age:	approximately 91 months
	Account billing addresses:	all 50 States plus the District of Columbia and Puerto Rico
	Aggregate total receivable balance as a percentage of aggregate total credit limit:	12.3%
Accounts (as of June 30, 2007)	With regard to statements prepared for cardholders during June 2007 only, accounts that had cardholders that made the minimum payment under the terms of the related credit card agreement:	3.73%
	With regard to statements prepared for cardholders during June 2007 only, accounts that had cardholders that paid their full balance under the terms of the related credit card agreement:	9.63%

Asset Backed Securities Offered	Class B(2007-5)
Class	Class B
Series	BAseries
Initial Principal Amount	$275,000,000
Initial Nominal Liquidation Amount	$275,000,000
Expected Issuance Date	October [•], 2007
Subordination	The Class B(2007-5) notes will be subordinated to the Class A notes.
Credit Enhancement	Subordination of the Class C notes
Credit Enhancement Amount	Required Subordinated Amount
Required Subordinated Amount of Class C Notes
An amount equal to 6.95187% of the adjusted outstanding dollar principal amount of the Class B(2007-5) notes that are not providing credit enhancement to the Class A notes, plus 100% of the adjusted outstanding dollar principal amount of the Class B(2007-5) notes’ pro rata share of the Class A required subordinated amount of Class C notes for all Class A notes.  See “The Class B(2007-5) Notes—Required Subordinated Amount” for a discussion of the calculation of the Class B(2007-5) notes’ required subordinated amount of Class C notes, and the method by which that calculation may be changed in the future.

Accumulation Reserve Account Targeted Deposit	0.5% of the outstanding dollar principal amount of the Class B(2007-5) notes.

Risk Factors	Investment in the Class B(2007-5) notes involves risks. You should consider carefully the risk factors beginning on page 28 in the prospectus.

Interest
Interest Rate
London interbank offered rate for U.S. dollar deposits for a one-month period (or, for the first interest accrual period, the rate that corresponds to the actual number of days in the first interest accrual period) (LIBOR) as of each LIBOR determination date plus [•]% per year.

LIBOR Determination Dates
October [•], 2007 for the period from and including the issuance date to but excluding November 15, 2007, and for each interest accrual period thereafter, the date that is two London Business Days before each distribution date.

Distribution Dates	The 15th day of each calendar month (or the next Business Day if the 15th is not a Business Day).
London Business Day	London, New York, New York and Newark, Delaware banking day
Interest Accrual Method	Actual/360
Interest Accrual Periods	From and including the issuance date to but excluding the first interest payment date and then from and including each interest payment date to but excluding the next interest payment date.
Interest Payment Dates	Each distribution date starting on November 15, 2007
First Interest Payment Date	November 15, 2007
Business Day	New York, New York and Newark, Delaware

Principal
Expected Principal Payment Date	October 15, 2009
Legal Maturity Date	March 15, 2012
Revolving Period End	Between 12 and 1 months prior to expected principal payment date

Servicing Fee	2% of the nominal liquidation amount

Anticipated Ratings	The Class B(2007-5) notes must be rated by at least one of the following nationally recognized rating agencies:
	Moody’s:	A2
	Standard & Poor’s:	A
	Fitch:	A

Early Redemption Events
Early redemption events applicable to the Class B(2007-5) notes include the following: (i) the occurrence of the expected principal payment date for such notes; (ii) each of the Pay Out Events described under “Master Trust II—Pay Out Events” in the prospectus; (iii) the issuing entity becoming an “investment company” within the meaning of the Investment Company Act of 1940, as amended; and (iv) for any date the amount of Excess Available Funds for the BAseries averaged over the 3 preceding calendar months is less than the Required Excess Available Funds for the BAseries for such date.  See “The Indenture—Early Redemption Events” in the prospectus.

Events of Default
Events of default applicable to the Class B(2007-5) notes include the following: (i) the issuing entity’s failure, for a period of 35 days, to pay interest upon such notes when such interest becomes due and payable; (ii) the issuing entity’s failure to pay the principal amount of such notes on the applicable legal maturity date; (iii) the issuing entity’s default in the performance, or breach, of any other of its covenants or warranties, as discussed in the prospectus; and (iv) the occurrence of certain events of bankruptcy, insolvency, conservatorship or receivership of the issuing entity.  See “The Indenture—Events of Default” in the prospectus.

Optional Redemption	If the nominal liquidation amount is less than 5% of the highest outstanding dollar principal amount.

ERISA Eligibility	Yes, subject to important considerations described under “Benefit Plan Investors” in the prospectus (investors are cautioned to consult with their counsel).

Tax Treatment
Debt for U.S. federal income tax purposes, subject to important considerations described under “Federal Income Tax Consequences” in the prospectus (investors are cautioned to consult with their tax counsel).

Stock Exchange Listing
The issuing entity will apply to list the Class B(2007-5) notes on a stock exchange in Europe.  The issuing entity cannot guarantee that the application for the listing will be accepted or that, if accepted, the listing will be maintained.  To determine whether the Class B(2007-5) notes are listed on a stock exchange you may contact the issuing entity c/o Wilmington Trust Company, Rodney Square North, 1100 N. Market Street, Wilmington, Delaware 19890-0001, telephone number: (302) 651-1000.

Clearing and Settlement	DTC/Clearstream/Euroclear

Transaction Parties

BA Credit Card Trust

The notes will be issued by BA Credit Card Trust (referred to as the issuing entity).  For a description of the limited activities of the issuing entity, see “Transaction Parties—BA Credit Card Trust” in the prospectus.

BA Master Credit Card Trust II

BA Master Credit Card Trust II (referred to as master trust II) issued the collateral certificate.  See “Transaction Parties—BA Master Credit Card Trust II” and “Master Trust II” in the prospectus.  The collateral certificate is the issuing entity’s primary source of funds for the payment of principal of and interest on the notes.  The collateral certificate is an investor certificate that represents an undivided interest in the assets of master trust II.  Master trust II’s assets primarily include receivables from selected MasterCard®, Visa® and American Express® unsecured revolving credit card accounts that meet the eligibility criteria for inclusion in master trust II.  These eligibility criteria are discussed under “Master Trust II—Addition of Master Trust II Assets.”

The credit card receivables in master trust II consist primarily of finance charge receivables and principal receivables.  Finance charge receivables include periodic finance charges, cash advance fees, late charges and certain other fees billed to cardholders, annual membership fees and recoveries on receivables in Defaulted Accounts.  Principal receivables include amounts charged by cardholders for merchandise and services, amounts advanced to cardholders as cash advances and all other fees billed to cardholders that are not considered finance charge receivables.

In addition, Funding is permitted to add to master trust II participation interests in pools of assets that primarily consist of receivables arising under revolving credit card accounts owned by FIA and collections on such receivables.

See “Annex I: The Master Trust II Portfolio” in this prospectus supplement for detailed financial information on the receivables and the accounts.

The collateral certificate is the certificate comprising the Series 2001-D certificate issued by master trust II.  Other series of certificates may be issued by master trust II in the future without prior notice to or the consent of any noteholders or certificateholders.  See “Annex III: Outstanding Master Trust II Series” in this prospectus supplement for information on the other outstanding series issued by master trust II.

BA Credit Card Funding, LLC

BA Credit Card Funding, LLC (referred to as Funding), a limited liability company formed under the laws of Delaware and a subsidiary of Banc of America Consumer Card Services, LLC, an indirect subsidiary of FIA, is the transferor and depositor to master trust II.  Funding is also the holder of the Transferor Interest in master trust II and the beneficiary of the issuing entity.  On the Substitution Date, Funding was substituted for FIA as the transferor of receivables to master trust II, as holder of the Transferor Interest in master trust II, and as beneficiary of the issuing entity pursuant to the trust agreement.  See “Transaction Parties—BA Credit Card Funding, LLC” in the prospectus for a description of Funding and its responsibilities.

FIA and Affiliates

FIA Card Services, National Association (referred to as FIA) is a national banking association.  FIA is an indirect subsidiary of Bank of America Corporation.

FIA formed master trust II on August 4, 1994.  Prior to the substitution of Funding as transferor of receivables to master trust II, which coincided with the merger of Bank of America, National Association (USA) with and into FIA, FIA transferred receivables to master trust II.  In addition, prior to this substitution and merger, FIA was the holder of the Transferor Interest in master trust II, the transferor of the collateral certificate to the issuing entity pursuant to the trust agreement, and the sole beneficiary of the issuing entity.  At the time of this substitution and merger, FIA’s economic interest in the Transferor Interest in master trust II was transferred to Funding through Banc of America Consumer Card Services, LLC (referred to as BACCS).  In addition, from and after this substitution and merger, FIA has transferred, and will continue to transfer, to BACCS the receivables arising in certain of the U.S. consumer credit card accounts originated or acquired by FIA.  BACCS has sold and may continue to sell receivables to Funding for addition to master trust II.  The receivables transferred to master trust II have been and will continue to be generated from transactions made by cardholders of selected MasterCard, Visa and American Express credit card accounts from the portfolio of MasterCard, Visa and American Express accounts originated or acquired by FIA (such portfolio of accounts is referred to as the Bank Portfolio).

BACCS is a limited liability company formed under the laws of North Carolina and an indirect subsidiary of FIA.

FIA is responsible for servicing, managing and making collections on the credit card receivables in master trust II.  See “Transaction Parties—FIA and Affiliates” in the prospectus for a description of FIA, BACCS and each of their respective responsibilities.

See “Transaction Parties—FIA and Affiliates” and “FIA’s Credit Card Activities” in the prospectus for a discussion of FIA’s servicing practices and its delegation of servicing functions to its operating subsidiary Banc of America Card Servicing Corporation.

Use of Securitization as a Source of Funding

FIA has been securitizing credit card receivables since 1986.  FIA created master trust II on August 4, 1994.  BA Credit Card Trust, the issuing entity, was created on May 4, 2001.  In addition to sponsoring the securitization of the credit card receivables in master trust II, FIA and its affiliates are the sponsors to other master trusts securitizing other consumer and small business lending products.

FIA uses a variety of funding sources to meet its liquidity goals.  Funding sources for FIA have included, but are not limited to, securitization and debt issuances.

The Bank of New York

The Bank of New York, a New York banking corporation, is the indenture trustee under the indenture for the notes and the trustee under the pooling and servicing agreement (referred to herein and in the prospectus as the master trust II agreement) for the master trust II investor certificates.  See “The Indenture—Indenture Trustee” in the prospectus for a description of the limited powers and duties of the indenture trustee and “Master Trust II—Master Trust II Trustee” in the prospectus for a description of the limited powers and duties of the master trust II trustee.  See “Transaction Parties—The Bank of New York” in the prospectus for a description of The Bank of New York.

Wilmington Trust Company

Wilmington Trust Company, a Delaware banking corporation, is the owner trustee of the issuing entity.  See “Transaction Parties—Wilmington Trust Company” in the prospectus for a description of the ministerial powers and duties of the owner trustee and for a description of Wilmington Trust Company.

The Class B(2007-5) Notes

The Class B(2007-5) notes will be issued by the issuing entity pursuant to the indenture and the BAseries indenture supplement.  The following discussion and the discussions under “The Notes” and “The Indenture” in the prospectus summarize the material terms of the Class B(2007-5) notes, the indenture and the BAseries indenture supplement.  These summaries do not purport to be complete and are qualified in their entirety by reference to the provisions of the Class B(2007-5) notes, the indenture and the BAseries indenture supplement.  So long as the conditions to issuance are met or waived, additional Class B(2007-5) notes may be issued on any date or in any amount.  There is no limit on the total dollar principal amount of Class B(2007-5) notes that may be issued.  See “The Notes—Issuances of New Series, Classes and Tranches of Notes” in the prospectus for a description of the conditions to issuance.

Securities Offered

The Class B(2007-5) notes are part of a series of notes called the BAseries.  The BAseries consists of Class A notes, Class B notes and Class C notes.  The Class B(2007-5) notes are a tranche of Class B notes of the BAseries.  The Class B(2007-5) notes are issued by, and are obligations of, the BA Credit Card Trust.

On the expected issuance date, the Class B(2007-5) notes are expected to be the twentieth tranche of Class B notes outstanding in the BAseries.

The BAseries

The BAseries notes will be issued in classes.  Each class of notes has multiple tranches, which may be issued at different times and have different terms (including different interest rates, interest payment dates, expected principal payment dates, legal maturity dates or other characteristics).  Whenever a “class” of notes is referred to in this prospectus supplement or the prospectus, it includes all tranches of that class of notes, unless the context otherwise requires.

Notes of any tranche can be issued on any date so long as a sufficient amount of subordinated notes or other acceptable credit enhancement has been issued and is outstanding.  See “The Notes—Issuances of New Series, Classes and Tranches of Notes” in the prospectus.  The expected principal payment dates and legal maturity dates of tranches of senior and subordinated classes of the BAseries may be different.  Therefore, subordinated notes may have expected principal payment dates and legal maturity dates earlier than some or all senior notes of the BAseries.  Subordinated notes will generally not be paid before their legal maturity date unless, after payment, the remaining outstanding subordinated notes provide the credit enhancement required for the senior notes.

In general, the subordinated notes of the BAseries serve as credit enhancement for all of the senior notes of the BAseries, regardless of whether the subordinated notes are issued before, at the same time as, or after the senior notes of the BAseries.  However, certain tranches of senior notes may not require subordination from each class of notes subordinated to it.  For example, a tranche of Class A notes may be credit enhanced solely from Class C notes.  In this example, the Class B notes will not provide credit enhancement for that tranche of Class A notes.  The amount of credit exposure of any particular tranche of notes is a function of, among other things, the total outstanding principal amount of notes issued, the required subordinated amount, the amount of usage of the required subordinated amount and the amount on deposit in the senior tranches’ principal funding subaccounts.

As of the date of this prospectus supplement, the BAseries is the only issued and outstanding series of the issuing entity.  See “Annex II: Outstanding Series, Classes and Tranches of Notes” for information on the other outstanding notes issued by the issuing entity.

Interest

Interest on the Class B(2007-5) notes will accrue at a floating rate equal to the London interbank offered rate for U.S. dollar deposits for a one-month period (or, for the first interest accrual period, the rate that corresponds to the actual number of days in the first interest accrual period) (LIBOR) plus a spread as specified on the cover page of this prospectus supplement.

LIBOR appears on Reuters Screen LIBOR01 Page (or comparable replacement page) and will be the rate available at 11:00 a.m., London time, on the related LIBOR determination date. If the rate does not appear on that page, the rate will be the average of the rates offered by four prime banks in London. If fewer than two London banks provide a rate at the request of the indenture trustee, the rate will be the average of the rates offered by four major banks in New York City.

Interest on the Class B(2007-5) notes for any interest payment date will equal the product of:

•	the Class B(2007-5) note interest rate for the applicable interest accrual period; multiplied by

•	the actual number of days in the related interest accrual period divided by 360; multiplied by

•	the outstanding dollar principal amount of the Class B(2007-5) notes as of the related record date.

The payment of interest on the Class B(2007-5) notes on any payment date is senior to the payment of interest on Class C notes of the BAseries on that date.  Generally, no payment of interest will be made on any Class B BAseries note until the required payment of interest has been made to all Class A BAseries notes.  Likewise, generally, no payment of interest will be made on any Class C BAseries note until the required payment of interest has been made to all Class A and Class B BAseries notes.  However, funds on deposit in the Class C reserve account will be available only to holders of Class C notes to cover shortfalls of interest on Class C notes on any interest payment date.  The Class B(2007-5) notes generally will not receive interest payments on any payment date until the Class A notes have received their full interest payment on that date.

The issuing entity will pay interest on the Class B(2007-5) notes solely from the portion of BAseries Available Funds and from other amounts that are available to the Class B(2007-5) notes under the indenture and the BAseries indenture supplement after giving effect to all allocations and reallocations.  If those sources are not sufficient to pay the interest on the Class B(2007-5) notes, Class B(2007-5) noteholders will have no recourse to any other assets of the issuing entity, FIA, BACCS, Funding or any other person or entity for the payment of interest on those notes.

Principal

The issuing entity expects to pay the stated principal amount of the Class B(2007-5) notes in one payment on its expected principal payment date, and is obligated to do so if funds are available for that purpose and not required for subordination.  If the stated principal amount of the Class B(2007-5) notes is not paid in full on the expected principal payment date due to insufficient funds or insufficient credit enhancement, noteholders will generally not have any remedies against the issuing entity until the legal maturity date of the Class B(2007-5) notes.

In addition, if the stated principal amount of the Class B(2007-5) notes is not paid in full on the expected principal payment date, then an early redemption event will occur for the Class B(2007-5) notes and, subject to the principal payment rules described under “—Subordination; Credit Enhancement” and “—Required Subordinated Amount” below, principal and interest payments on the Class B(2007-5) notes will be made monthly until they are paid in full or until the legal maturity date occurs, whichever is earlier.

Principal of the Class B(2007-5) notes will begin to be paid earlier than the expected principal payment date if any other early redemption event or an event of default and acceleration occurs for the Class B(2007-5) notes.  See “The Notes—Early Redemption of Notes,” “The Indenture—Early Redemption Events” and “—Events of Default” in the prospectus.

The issuing entity will pay principal on the Class B(2007-5) notes solely from the portion of BAseries Available Principal Amounts and from other amounts which are available to the Class B(2007-5) notes under the indenture and the BAseries indenture supplement after giving effect to all allocations and reallocations.  If those sources are not sufficient to pay the principal of the Class B(2007-5) notes, Class B(2007-5) noteholders will have no recourse to any other assets of the issuing entity, Funding, BACCS, FIA or any other person or entity for the payment of principal on those notes.

Nominal Liquidation Amount

The nominal liquidation amount of a tranche of notes corresponds to the portion of the investor interest of the collateral certificate that is available to support that tranche of notes.  Generally, the nominal liquidation amount is used to determine the amount of Available Principal Amounts and Available Funds that are available to pay principal of and interest on the notes.  For a more detailed discussion of nominal liquidation amount, see “The Notes—Stated Principal Amount, Outstanding Dollar Principal Amount and Nominal Liquidation Amount” in the prospectus.

Subordination; Credit Enhancement

Credit enhancement for the Class B(2007-5) notes will be provided through subordination.  The amount of subordination available to provide credit enhancement to any tranche of notes is limited to its available subordinated amount.  If the available subordinated amount for any tranche of notes has been reduced to zero, losses will be allocated to that tranche of notes pro rata based on its nominal liquidation amount.  The nominal liquidation amount of those notes will be reduced by the amount of losses allocated to it and it is unlikely that those notes will receive their full payment of principal.

Principal and interest payments on Class B and Class C BAseries notes are subordinated to payments on Class A BAseries notes as described above under “—Interest” and “—Principal.”  Subordination of Class B and Class C BAseries notes provides credit enhancement for Class A BAseries notes.

Principal and interest payments on Class C BAseries notes are subordinated to payments on Class A and Class B BAseries notes as described above under “—Interest” and “—Principal.”  Subordination of Class C BAseries notes provides credit enhancement for Class A and Class B BAseries notes.

BAseries Available Principal Amounts allocable to subordinated classes of BAseries notes (such as the Class B(2007-5) notes) may be reallocated to pay interest on senior classes of BAseries notes or to pay a portion of the master trust II servicing fee allocable to the BAseries, subject to certain limitations.  See “Sources of Funds to Pay the Notes—Deposit and Application of Funds for the BAseries—Application of BAseries Available Principal Amounts” in the prospectus.  The nominal liquidation amount of the subordinated notes will be reduced by the amount of those reallocations.  In addition, charge-offs due to uncovered defaults on principal receivables in master trust II allocable to the BAseries generally are reallocated from the senior classes to the subordinated classes of the BAseries.  See “Sources of Funds to Pay the Notes—Deposit and Application of Funds for the BAseries—Allocations of Reductions from Charge-Offs” in the prospectus.  The nominal liquidation amount of the subordinated notes will be reduced by the amount of charge-offs reallocated to those subordinated notes.  See “The Notes—Stated Principal Amount, Outstanding Dollar Principal Amount and Nominal Liquidation

Amount—Nominal Liquidation Amount” and “Master Trust II—Defaulted Receivables; Rebates and Fraudulent Charges” in the prospectus.

BAseries Available Principal Amounts remaining after any reallocations described above will be applied to make targeted deposits to the principal funding subaccounts of senior notes before being applied to make targeted deposits to the principal funding subaccounts of the subordinated notes if the remaining amounts are not sufficient to make all required targeted deposits.

In addition, principal payments on subordinated classes of BAseries notes are subject to the principal payment rules described below in “—Required Subordinated Amount.”

In the BAseries, payment of principal may be made on a subordinated class of notes before payment in full of each senior class of notes only under the following circumstances:

•
If after giving effect to the proposed principal payment the outstanding subordinated notes are still sufficient to support the outstanding senior notes.  See “Sources of Funds to Pay the Notes—Deposit and Application of Funds for the BAseries—Targeted Deposits of BAseries Available Principal Amounts to the Principal Funding Account” and “—Allocation to Principal Funding Subaccounts” in the prospectus.  For example, if a tranche of Class A notes has been repaid, this generally means that, unless other Class A notes are issued, at least some Class B notes and Class C notes may be repaid when they are expected to be repaid even if other tranches of Class A notes are outstanding.

•
If the principal funding subaccounts for the senior classes of notes have been sufficiently prefunded as described in “Sources of Funds to Pay the Notes—Deposit and Application of Funds for the BAseries—Targeted Deposits of BAseries Available Principal Amounts to the Principal Funding Account—Prefunding of the Principal Funding Account for Senior Classes” in the prospectus.

•	If new tranches of subordinated notes are issued so that the subordinated notes that have reached their expected principal payment date are no longer necessary to provide the required subordination.

•
If the subordinated tranche of notes reaches its legal maturity date and there is a sale of credit card receivables as described in “Sources of Funds to Pay the Notes—Sale of Credit Card Receivables” in the prospectus.

Required Subordinated Amount

In order to issue notes of a senior class of the BAseries, the required subordinated amount of subordinated notes for those senior notes must be outstanding and available on the issuance date.  Generally, the required subordinated amount of subordinated notes for each tranche of Class A BAseries notes is equal to a stated percentage of the adjusted outstanding dollar principal amount of that tranche of Class A notes.

The required subordinated amount of Class C notes for each tranche of Class B BAseries notes will vary depending on its pro rata share of the Class A required subordinated amount of Class C notes for all Class A BAseries notes that require any credit enhancement from Class B BAseries notes, and its pro rata share of the portion of the adjusted outstanding dollar principal amount of all Class B BAseries notes that is not providing credit enhancement to the Class A notes.  For the Class B(2007-5) notes, the required subordinated amount of Class C notes, at any time, is generally equal to the adjusted outstanding dollar principal amount of the Class B(2007-5) notes multiplied by the sum of:

(i) the Class A required subordinated amount of Class C notes for all Class A BAseries notes that require any credit enhancement from Class B BAseries notes divided by the aggregate adjusted outstanding dollar principal amount of all Class B BAseries notes; plus

(ii) 6.95187% multiplied by a fraction, the numerator of which is the aggregate adjusted outstanding dollar principal amount of all Class B BAseries notes minus the required subordinated amount of Class B notes for all Class A BAseries notes, and the denominator of which is the aggregate adjusted outstanding dollar principal amount of all Class B BAseries notes.

Therefore, for the Class B(2007-5) notes, the required subordinated amount of Class C notes can increase if the share of the Class B(2007-5) notes that corresponds to the Class C notes providing credit enhancement to Class A BAseries notes increases, or if the share of the Class B(2007-5) notes that is providing credit enhancement to Class A BAseries notes increases.  Similarly, for the Class B(2007-5) notes, the required subordinated amount of Class C notes can decrease (but will never be less than 6.95187% of its adjusted outstanding dollar principal amount) if the share of the Class B(2007-5) notes that corresponds to the Class C notes providing credit enhancement to Class A BAseries notes decreases, or if the share of the Class B(2007-5) notes that is providing credit enhancement to Class A BAseries notes decreases.

For a further description of how to calculate the Class B required subordinated amount of Class C notes for the Class B(2007-5) notes, see “The Notes—Required Subordinated Amount—BAseries” in the prospectus.

For an example of the calculations of the BAseries required subordinated amounts, see the chart titled “BAseries Required Subordinated Amounts” in the prospectus.

Reductions in the adjusted outstanding dollar principal amount of a tranche of senior notes of the BAseries will generally result in a reduction in the required subordinated amount for that tranche.  Additionally, a reduction in the required subordinated amount of Class C notes for a tranche of Class B BAseries notes may occur due to:

•	a decrease in the aggregate adjusted outstanding dollar principal amount of Class A BAseries notes,

•	a decrease in the Class A required subordinated amount of Class B or Class C notes for outstanding tranches of Class A BAseries notes, or

•	the issuance of additional Class B BAseries notes.

However, if an early redemption event or event of default and acceleration for any tranche of Class B BAseries notes occurs, or if on any day its usage of the required subordinated amount of Class C notes exceeds zero, the required subordinated amount of Class C notes for that tranche of Class B notes will not decrease after that early redemption event or event of default and acceleration or after the date on which its usage of the required subordinated amount of Class C notes exceeds zero.

The percentages used in, or the method of calculating, the required subordinated amounts described above may change without the consent of any noteholders if the rating agencies consent.  In addition, the percentages used in, or the method of calculating, the required subordinated amount of subordinated notes of any tranche of BAseries notes (including other tranches in the same class) may be different than the percentages used in, or the method of calculating, the required subordinated amounts for the Class B(2007-5) notes.  In addition, if the rating agencies consent, the issuing entity, without the consent of any noteholders, may utilize forms of credit enhancement other than subordinated notes in order to provide senior classes of notes with the required credit enhancement.

No payment of principal will be made on any Class B BAseries note unless, following the payment, the remaining available subordinated amount of Class B BAseries notes is at least equal to the required subordinated amount of Class B notes for the outstanding Class A BAseries notes less any usage of the required subordinated amount of Class B notes for the outstanding Class A BAseries notes.  Similarly, no payment of principal will be made on any Class C BAseries note unless, following the payment, the remaining available subordinated amount of Class C BAseries notes is at least equal to the required subordinated amount of Class C notes for the outstanding Class A and Class B BAseries notes less any usage of the required subordinated amount of Class C notes for the outstanding Class A and Class B BAseries notes.  However, there are some exceptions to this rule.  See “—Subordination; Credit Enhancement” above and “The Notes—Subordination of Interest and Principal” in the prospectus.

Revolving Period

Until principal amounts are needed to be accumulated to pay the Class B(2007-5) notes, principal amounts allocable to the Class B(2007-5) notes will either be applied to other BAseries notes which are accumulating principal or paid to Funding as holder of the Transferor Interest.  This period is commonly referred to as the revolving period.  Unless an early redemption event or event of default for the Class B(2007-5) notes occurs, the revolving period is expected to end twelve calendar months prior to the expected principal payment date.  However, if the servicer reasonably expects that less than twelve months will be required to fully accumulate principal amounts in an amount equal to the outstanding dollar principal amount of the Class B(2007-5) notes, the end of the revolving period may be delayed.  See “Sources of Funds to Pay the Notes—Deposit and Application of Funds for the BAseries—Targeted Deposits of BAseries Available Principal Amounts to the Principal Funding Account—Budgeted Deposits” in the prospectus.

Early Redemption of Notes

The early redemption events applicable to all notes, including the Class B(2007-5) notes, are described in “The Notes—Early Redemption of Notes” and “The Indenture—Early Redemption Events” in the prospectus.

Optional Redemption by the Issuing Entity

Funding, so long as it is an affiliate of the servicer, has the right, but not the obligation, to direct the issuing entity to redeem the Class B(2007-5) notes in whole but not in part on any day on or after the day on which the nominal liquidation amount of the Class B(2007-5) notes is reduced to less than 5% of their highest outstanding dollar principal amount.  This repurchase option is referred to as a clean-up call.

The issuing entity will not redeem subordinated notes if those notes are required to provide credit enhancement for senior classes of notes of the BAseries.

If the issuing entity is directed to redeem the Class B(2007-5) notes, it will notify the registered holders at least thirty days prior to the redemption date.  The redemption price of a note will equal 100% of the outstanding principal amount of that note, plus accrued but unpaid interest on the note to but excluding the date of redemption.

If the issuing entity is unable to pay the redemption price in full on the redemption date, monthly payments on the Class B(2007-5) notes will thereafter be made, subject to the principal payment rules described above under “—Subordination; Credit Enhancement,” until either the principal of and accrued interest on the Class B(2007-5) notes are paid in full or the legal maturity date occurs, whichever is earlier.  Any funds in the principal funding subaccount and the interest funding subaccount for the Class B(2007-5) notes will be applied to make the principal and interest payments on the notes on the redemption date.

Events of Default

The Class B(2007-5) notes are subject to certain events of default described in “The Indenture—Events of Default” in the prospectus.  For a description of the remedies upon the occurrence of an event of default, see “The Indenture—Events of Default Remedies” and “Sources of Funds to Pay the Notes—Sale of Credit Card Receivables” in the prospectus.

Issuing Entity Accounts

The issuing entity has established a principal funding account, an interest funding account, an accumulation reserve account and a Class C reserve account for the benefit of the BAseries.  The principal funding account, the interest funding account, and the accumulation reserve account will have subaccounts for the Class B(2007-5) notes.

Each month, distributions on the collateral certificate and other amounts will be deposited in the issuing entity accounts and allocated to the notes as described in the prospectus.

Security for the Notes

The Class B(2007-5) notes are secured by a shared security interest in:

•	the collateral certificate;

•	the collection account;

•	the applicable principal funding subaccount;

•	the applicable interest funding subaccount; and

•	the applicable accumulation reserve subaccount.

However, the Class B(2007-5) notes are entitled to the benefits of only that portion of the assets allocated to them under the indenture and the BAseries indenture supplement.

See “Sources of Funds to Pay the Notes—The Collateral Certificate” and “—Issuing Entity Accounts” in the prospectus.

Limited Recourse to the Issuing Entity

The sole sources of payment for principal of or interest on the Class B(2007-5) notes are provided by:

•
the portion of the Available Principal Amounts and Available Funds allocated to the BAseries and available to the Class B(2007-5) notes after giving effect to any reallocations, payments and deposits for senior notes, and

•	funds in the applicable issuing entity accounts for the Class B(2007-5) notes.

Class B(2007-5) noteholders will have no recourse to any other assets of the issuing entity, FIA, BACCS, Funding or any other person or entity for the payment of principal of or interest on the Class B(2007-5) notes.

However, following a sale of credit card receivables (i) due to an insolvency of Funding, (ii) due to an event of default and acceleration for the Class B(2007-5) notes or (iii) on the legal maturity date for the Class B(2007-5) notes, as described in “Sources of Funds to Pay the Notes—Sale of Credit Card Receivables” in the prospectus, the Class B(2007-5) noteholders have recourse only to the proceeds of that sale.

Accumulation Reserve Account

The issuing entity will establish an accumulation reserve subaccount to cover shortfalls in investment earnings on amounts (other than prefunded amounts) on deposit in the principal funding subaccount for the Class B(2007-5) notes.

The amount targeted to be deposited in the accumulation reserve subaccount for the Class B(2007-5) notes is zero, unless more than one budgeted deposit is required to accumulate and pay the principal of the Class B(2007-5) notes on its expected principal payment date, in which case, the amount targeted to be deposited is 0.5% of the outstanding dollar principal amount of the Class B(2007-5) notes, or another amount designated by the issuing entity.  See “Sources of Funds to Pay the Notes—Deposit and Application of Funds for the BAseries—Targeted Deposits to the Accumulation Reserve Account” in the prospectus.

Shared Excess Available Funds

The BAseries will be included in “Group A.”  In addition to the BAseries, the issuing entity may issue other series of notes that are included in Group A.  As of the date of this prospectus supplement, the BAseries is the only series of notes issued by the issuing entity.

To the extent that Available Funds allocated to the BAseries are available after all required applications of those amounts as described in “Sources of Funds to Pay the Notes—Deposit and Application of Funds for the BAseries—Application of BAseries Available Funds” in the prospectus, these unused Available Funds, referred to as shared excess available funds, will be applied to cover shortfalls in Available Funds for other series of notes in Group A.  In addition, the BAseries may receive the benefits of shared excess available funds from other series in Group A, to the extent Available Funds for those other series of notes are not needed for those series.  See “Sources of Funds to Pay the Notes—The Collateral Certificate,” and “—Deposit and Application of Funds for the BAseries—Shared Excess Available Funds” in the prospectus.

Stock Exchange Listing

The issuing entity will apply to list the Class B(2007-5) notes on a stock exchange in Europe.  The issuing entity cannot guarantee that the application for the listing will be accepted or that, if accepted, the listing will be maintained.  To determine whether the Class B(2007-5) notes are listed on a stock exchange you may contact the issuing entity c/o Wilmington Trust Company, Rodney Square North, 1100 N. Market Street, Wilmington, Delaware 19890-0001, telephone number: (302) 656-1000.

Ratings

The issuing entity will issue the Class B(2007-5) notes only if they are rated at least “A” or “A2” or its equivalent by at least one nationally recognized rating agency.

Other tranches of Class B notes may have different rating requirements from the Class B(2007-5) notes.

A rating addresses the likelihood of the payment of interest on a note when due and the ultimate payment of principal of that note by its legal maturity date.  A rating does not address the likelihood of payment of principal of a note on its expected principal payment date.  In addition, a rating does not address the possibility of an early payment or acceleration of a note, which could be caused by an early redemption event or an event of default.  A rating is not a recommendation to buy, sell or hold notes and may be subject to revision or withdrawal at any time by the assigning rating agency.  Each rating should be evaluated independently of any other rating.

See “Risk Factors—If the ratings of the notes are lowered or withdrawn, their market value could decrease” in the prospectus.

Underwriting

Subject to the terms and conditions of the underwriting agreement for the Class B(2007-5) notes, the issuing entity has agreed to sell to each of the underwriters named below, and each of those underwriters has severally agreed to purchase, the principal amount of the Class B(2007-5) notes set forth opposite its name:

Underwriters	Principal Amount

Banc of America Securities LLC	$137,500,000

Lehman Brothers Inc.	137,500,000

Total	$275,000,000

The several underwriters have agreed, subject to the terms and conditions of the underwriting agreement, to purchase all $275,000,000 of the aggregate principal amount of the Class B(2007-5) notes if any of the Class B(2007-5) notes are purchased.

The underwriters have advised the issuing entity that the several underwriters propose to offer the Class B(2007-5) notes to the public in negotiated transactions or otherwise at varying prices to be determined at the applicable time of sale.  The underwriters and any dealers that participate with the underwriters in the distribution of the Class B(2007-5) notes will be underwriters, and the difference between the purchase price for the Class B(2007-5) notes paid to the issuing entity and the proceeds from the sales of the Class B(2007-5) notes realized by the underwriters and any dealers that participate with the underwriters in the distribution of the Class B(2007-5) notes will constitute underwriting discounts and commissions.

Each underwriter of the Class B(2007-5) notes has agreed that:

•
it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (the “FSMA”) with respect to anything done by it in relation to the Class B(2007-5) notes in, from or otherwise involving the United Kingdom; and

•
it has only communicated or caused to be communicated and it will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Class B(2007-5) notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuing entity.

In connection with the sale of the Class B(2007-5) notes, the underwriters may engage in:

•	over-allotments, in which members of the syndicate selling the Class B(2007-5) notes sell more notes than the issuing entity actually sold to the syndicate, creating a syndicate short position;

•	stabilizing transactions, in which purchases and sales of the Class B(2007-5) notes may be made by the members of the selling syndicate at prices that do not exceed a specified maximum;

•
syndicate covering transactions, in which members of the selling syndicate purchase the Class B(2007-5) notes in the open market after the distribution has been completed in order to cover syndicate short positions; and

•
penalty bids, by which the underwriter reclaims a selling concession from a syndicate member when any of the Class B(2007-5) notes originally sold by that syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Class B(2007-5) notes to be higher than it would otherwise be.  These transactions, if commenced, may be discontinued at any time.

The issuing entity, Funding and FIA will, jointly and severally, indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under applicable securities laws, or contribute to payments the underwriters may be required to make in respect of those liabilities.

Banc of America Securities LLC, one of the underwriters of the Class B(2007-5) notes, is an affiliate of each of FIA and Funding.  Affiliates of FIA, Funding and Banc of America Securities LLC may purchase all or a portion of the Class B(2007-5) notes.  Any Class B(2007-5) notes purchased by such an affiliate may in certain circumstances be resold to an unaffiliated party at prices related to prevailing market prices at the time of such resale.  In connection with such resale, such affiliate may be deemed to be participating in a distribution of the Class B(2007-5) notes, or an agent participating in the distribution of the Class B(2007-5) notes, and such affiliate may be deemed to be an "underwriter" of the Class B(2007-5) notes under the Securities Act of 1933.  In such circumstances any profit realized by such affiliate on such resale may be deemed to be underwriting discounts and commissions.

Proceeds to the issuing entity from the sale of the Class B(2007-5) notes will be paid to Funding.  See “Use of Proceeds” in the prospectus.  Additional offering expenses, which will be paid by Funding, are estimated to be $400,000.

Annex I

The Master Trust II Portfolio

The information provided in this Annex I is an integral part of the prospectus supplement, and is incorporated by reference into the prospectus supplement.

General

The receivables conveyed to master trust II arise in accounts selected from the Bank Portfolio on the basis of criteria set forth in the master trust II agreement as applied on the Cut-Off Date or, for additional accounts, as of the date of their designation.  The transferor has the right, subject to certain limitations and conditions set forth therein, to designate from time to time additional accounts and to transfer to master trust II all receivables of those additional accounts.  Any additional accounts designated must be Eligible Accounts as of the date the transferor designates those accounts as additional accounts.  See “Receivables Transfer Agreements Generally” and “Master Trust II—The Receivables” in the prospectus.

As owner of the credit card accounts, FIA retains the right to change various credit card account terms (including finance charges and other fees it charges and the required minimum monthly payment).  FIA has no restrictions on its ability to change the terms of the credit card accounts except as described in this prospectus supplement or in the accompanying prospectus.  See “Risk Factors—FIA may change the terms of the credit card accounts in a way that reduces or slows collections.  These changes may result in reduced, accelerated or delayed payments to you” in the prospectus.  Changes in relevant law, changes in the marketplace or prudent business practices could cause FIA to change credit card account terms.  See “FIA’s Credit Card Activities—Origination, Account Acquisition, Credit Lines and Use of Credit Card Accounts” in the prospectus for a description of how credit card account terms can be changed.

Static pool information regarding the performance of the receivables in master trust II is being provided through an Internet Web site at http://bofa.com/cardabs.  See “Where You Can Find More Information” in the accompanying prospectus.  Static pool information regarding the performance of the receivables in master trust II was not organized or stored within FIA’s computer systems for periods prior to January 1, 2006 and cannot be obtained without unreasonable expense or effort.  Since January 1, 2006, FIA has stored static pool information relating to delinquency, charge-off, yield and payment rate performance for the receivables in master trust II and, beginning with the calendar quarter ended March 31, 2006, this information is presented through the above-referenced Internet Web site and will be updated on a quarterly basis.  FIA anticipates that this information will ultimately be presented for the five most recent calendar years of account originations.  As a result, the full array of static pool information relating to the Master Trust II Portfolio will not be available until 2011.

Delinquency and Principal Charge-Off Experience

FIA’s procedures for determining whether an account is contractually delinquent, including a description of its collection efforts with regard to delinquent accounts, are described under “FIA’s Credit Card Portfolio—Delinquencies and Collection Efforts” in the prospectus.  Similarly, FIA’s procedures for charging-off and writing-off accounts is described under “FIA’s Credit Card Portfolio—Charge-Off Policy” in the prospectus.

A-I-1

The following table sets forth the delinquency experience for cardholder payments on the credit card accounts comprising the Master Trust II Portfolio for each of the dates shown.  The receivables outstanding on the accounts consist of all amounts due from cardholders as posted to the accounts as of the date shown.  We cannot provide any assurance that the delinquency experience for the receivables in the future will be similar to the historical experience set forth below.

Delinquency Experience
Master Trust II Portfolio
(Dollars in Thousands)

	Six Months Ended June 30,		December 31,
	2007		2006		2005
	Receivables	Percentage of Total Receivables	Receivables	Percentage of Total Receivables	Receivables	Percentage of Total Receivables
Receivables Outstanding	$91,553,109		$84,883,880		$73,475,619
Receivables Delinquent:
30-59 Days	$1,412,851	1.55%	$1,347,801	1.58%	$998,589	1.35%
60-89 Days	924,086	1.01	845,845	1.00	621,535	0.85
90-119 Days	740,503	0.81	683,639	0.81	490,511	0.67
120-149 Days	745,978	0.81	600,687	0.71	455,614	0.62
150-179 Days	813,334	0.89	634,466	0.75	475,357	0.65
180 or More Days	2,947	0.00	1,790	0.00	1,104	0.00
Total	$4,639,699	5.07%	$4,114,228	4.85%	$3,042,710	4.14%

	December 31,
	2004		2003		2002
	Receivables	Percentage of Total Receivables	Receivables	Percentage of Total Receivables	Receivables	Percentage of Total Receivables
Receivables Outstanding	$73,981,346		$77,426,846		$72,696,743
Receivables Delinquent:
30-59 Days	$1,171,256	1.58%	$1,202,508	1.55%	$1,343,708	1.85%
60-89 Days	798,616	1.08	825,924	1.07	833,204	1.15
90-119 Days	615,720	0.83	714,683	0.93	673,670	0.93
120-149 Days	547,761	0.74	671,119	0.87	624,003	0.86
150-179 Days	544,124	0.74	597,052	0.77	548,596	0.75
180 or More Days	1,986	0.00	3,510	0.00	9,778	0.01
Total	$3,679,463	4.97%	$4,014,796	5.19%	$4,032,959	5.55%

A-I-2

The following table sets forth the principal charge-off experience for cardholder payments on the credit card accounts comprising the Master Trust II Portfolio for each of the periods shown.  Charge-offs consist of write-offs of principal receivables.  If accrued finance charge receivables that have been written off were included in total charge-offs, total charge-offs would be higher as an absolute number and as a percentage of the average of principal receivables outstanding during the periods indicated.  Average principal receivables outstanding is the average of the daily principal receivables balance during the periods indicated.  We cannot provide any assurance that the charge-off experience for the receivables in the future will be similar to the historical experience set forth below.

Principal Charge-Off Experience
Master Trust II Portfolio
(Dollars in Thousands)

	Six Months Ended June 30,		Year Ended December 31,
	2007		2006	2005
Average Principal Receivables Outstanding	$85,425,487		$75,893,701	$68,633,103
Total Charge-Offs	$2,186,746		$2,687,319	$4,028,454
Total Charge-Offs as a percentage of Average Principal Receivables Outstanding	5.12	%*	3.54%	5.87%

	Year Ended December 31,
	2004	2003	2002
Average Principal Receivables Outstanding	$72,347,604	$70,695,439	$65,393,297
Total Charge-Offs	$3,996,412	$4,168,622	$3,629,682
Total Charge-Offs as a percentage of Average Principal Receivables Outstanding	5.52%	5.90%	5.55%
*Calculated as an annualized figure.

Total charge-offs are total principal charge-offs before recoveries and do not include any charge-offs of finance charge receivables or the amount of any reductions in average daily principal receivables outstanding due to fraud, returned goods, customer disputes or other miscellaneous adjustments.  Recoveries are a component of yield and are described below in “—Revenue Experience.”

Revenue Experience

The following table sets forth the revenue experience for the credit card accounts from finance charges, fees paid and interchange in the Master Trust II Portfolio for each of the periods shown.

The revenue experience in the following table is calculated on a cash basis.  Yield from finance charges and fees and recoveries is the result of dividing finance charges and fees and recoveries (net of expenses) by average daily principal receivables outstanding during the periods indicated.  Finance charges and fees are comprised of monthly cash collections of periodic finance charges and other credit card fees including interchange.

A-I-3

Each month, FIA allocates amounts recovered (net of expenses) between its U.S. credit card and consumer loan portfolios pro rata based on each portfolio’s charge-offs during the prior month relative to the combined charge-offs for both portfolios during the prior month.  Once recoveries have been so allocated to the U.S. credit card portfolio, the total amount of those recoveries that are allocated to the Master Trust II Portfolio is determined by dividing the average total principal receivables for the Master Trust II Portfolio for the related calendar month by the average total principal receivables for the U.S. credit card portfolio for the same calendar month.  Under the master trust II agreement, recoveries allocated to the Master Trust II Portfolio and transferred to Funding under the receivables purchase agreement are treated as collections of finance charge receivables.

Revenue Experience
Master Trust II Portfolio
(Dollars in Thousands)

	Six Months Ended June 30,		Year Ended December 31,
	2007		2006	2005
Finance Charges and Fees	$8,113,532		$13,858,136	$12,730,706
Recoveries	$255,263		$304,348	$312,462
Yield from Finance Charges and Fees and Recoveries	19.59	%*	18.66%	19.00%

	Year Ended December 31,
	2004	2003	2002
Finance Charges and Fees	$12,565,091	$12,172,680	$11,538,974
Recoveries	$275,246	$252,765	$194,977
Yield from Finance Charges and Fees and Recoveries	17.75%	17.58%	17.94%
*Calculated as an annualized figure.

The yield on a cash basis will be affected by numerous factors, including the monthly periodic finance charges on the receivables, the amount of fees, changes in the delinquency rate on the receivables, the percentage of cardholders who pay their balances in full each month and do not incur monthly periodic finance charges, and the percentage of credit card accounts bearing finance charges at promotional rates.  See “Risk Factors” in the prospectus.

The revenue from periodic finance charges and fees—other than annual fees—depends in part upon the collective preference of cardholders to use their credit cards as revolving debt instruments for purchases and cash advances and to pay account balances over several months—as opposed to convenience use, where cardholders pay off their entire balance each month, thereby avoiding periodic finance charges on their purchases—and upon other credit card related services for which the cardholder pays a fee.  Revenues from periodic finance charges and fees also depend on the types of charges and fees assessed on the credit card accounts.  Accordingly, revenue will be affected by future changes in the types of charges and fees assessed on the accounts and on the types of additional accounts added from time to time.  These revenues could

A-I-4

be adversely affected by future changes in fees and charges assessed by FIA and other factors.  See “FIA’s Credit Card Activities” in the prospectus.

Interchange

A percentage of the interchange for the Bank Portfolio attributed to cardholder charges for goods and services in the accounts of master trust II will be transferred from FIA, through BACCS and Funding, to master trust II.  This interchange will be allocated to each series of master trust II investor certificates based on its pro rata portion as measured by its Investor Interest of cardholder charges for goods and services in the accounts of master trust II relative to the total amount of cardholder charges for goods and services in the MasterCard, Visa and American Express credit card accounts owned by FIA, as reasonably estimated by FIA.

MasterCard, Visa and American Express may from time to time change the amount of interchange reimbursed to banks issuing their credit cards.  Interchange will be treated as collections of finance charge receivables.  Under the circumstances described herein, interchange will be used to pay a portion of the Investor Servicing Fee required to be paid on each Transfer Date.  See “Master Trust II—Servicing Compensation and Payment of Expenses” and “FIA’s Credit Card Activities—Interchange” in the prospectus.

Principal Payment Rates

The following table sets forth the highest and lowest cardholder monthly principal payment rates for the Master Trust II Portfolio during any month in the periods shown and the average cardholder monthly principal payment rates for all months during the periods shown, in each case calculated as a percentage of total beginning monthly account principal balances during the periods shown.  Principal payment rates shown in the table are based on amounts which are deemed payments of principal receivables with respect to the accounts.

Cardholder Monthly Principal Payment Rates
Master Trust II Portfolio

	Six Months Ended June 30,	Year Ended December 31,
	2007	2006	2005	2004	2003	2002
Lowest Month	16.37%	16.02%	15.31%	13.95%	12.73%	12.93%
Highest Month	17.84%	18.20%	17.15%	16.47%	14.71%	14.40%
Monthly Average	17.10%	16.78%	16.30%	15.05%	13.84%	13.63%

FIA’s billing and payment procedures are described under “FIA’s Credit Card Portfolio—Billing and Payments” in the prospectus.  We cannot provide any assurance that the cardholder monthly principal payment rates in the future will be similar to the historical experience set forth above.  In addition, the amount of collections of receivables may vary from month to month due to seasonal variations, general economic conditions and payment habits of individual cardholders.

A-I-5

Funding, as transferor, has the right, subject to certain limitations and conditions, to designate certain removed credit card accounts and to require the master trust II trustee to reconvey all receivables in those removed credit card accounts to the transferor.  Once an account is removed, receivables existing or arising under that credit card account are not transferred to master trust II.

Renegotiated Loans and Re-Aged Accounts

FIA may modify the terms of its credit card agreements with cardholders who have experienced financial difficulties by offering them renegotiated loan programs, which include placing them on nonaccrual status, reducing interest rates, or providing any other concession in terms.  In addition, a cardholder’s account may be re-aged to remove existing delinquency.  For a detailed description of renegotiated loans and re-aged accounts, see “FIA’s Credit Card Portfolio—Renegotiated Loans and Re-Aged Accounts” in the prospectus.

The Receivables

The following tables summarize the Master Trust II Portfolio by various criteria as of the beginning of the day on September 7, 2007.  Because the future composition of the Master Trust II Portfolio may change over time, neither these tables nor the information contained in “Class B(2007-5) Summary—Assets—Accounts and Receivables” describe the composition of the Master Trust II Portfolio at any future time.  If the composition of the Master Trust II Portfolio changes over time, noteholders will not be notified of such change.  For example, there can be no assurance that the anticipated changes in servicing procedures as a result of the merger between Bank of America Corporation and MBNA Corporation will not cause the composition of the Master Trust II Portfolio in the future to be different than the composition of the Master Trust II Portfolio described in this section.  See “Risk Factors—FIA may change the terms of the credit card accounts in a way that reduces or slows collections.  These changes may result in reduced, accelerated or delayed payments to you” in the prospectus.  However, monthly reports containing information on the notes and the collateral securing the notes will be filed with the Securities and Exchange Commission.  See “Where You Can Find More Information” in the prospectus for information as to how these reports may be accessed.

A-I-6

Composition by Account Balance
Master Trust II Portfolio
Account Balance Range	Number of Accounts	Percentage of Total Number of Accounts	Receivables	Percentage of Total Receivables
Credit Balance	1,013,881	1.8%	$(122,530,523)	(0.1)%
No Balance	31,973,073	58.3	0	0.0
$.01-$ 5,000.00	15,620,960	28.4	22,523,017,851	23.9
$5,000.01-$10,000.00	3,646,589	6.6	26,009,580,338	27.5
$10,000.01-$15,000.00	1,404,500	2.6	17,085,015,051	18.1
$15,000.01-$20,000.00	625,040	1.1	10,776,852,898	11.4
$20,000.01-$25,000.00	303,183	0.6	6,749,528,376	7.2
$25,000.01 or More	321,739	0.6	11,370,075,622	12.0
Total	54,908,965	100.0%	$94,391,539,613	100.0%

Composition by Credit Limit
Master Trust II Portfolio

Credit Limit Range	Number of Accounts	Percentage of Total Number of Accounts	Receivables	Percentage of Total Receivables
Less than or equal to $5,000.00	11,503,415	21.0%	$7,195,847,294	7.6%
$5,000.01-$10,000.00	12,641,070	23.0	16,189,959,988	17.2
$10,000.01-$15,000.00	10,621,111	19.3	17,368,327,866	18.4
$15,000.01-$20,000.00	7,847,216	14.3	15,002,398,773	15.9
$20,000.01-$25,000.00	6,073,640	11.1	15,221,326,562	16.1
$25,000.01 or More	6,222,513	11.3	23,413,679,130	24.8
Total	54,908,965	100.0%	$94,391,539,613	100.0%

Composition by Period of Delinquency
Master Trust II Portfolio

Period of Delinquency (Days Contractually Delinquent)	Number of Accounts	Percentage of Total Number of Accounts	Receivables	Percentage of Total Receivables
Not Delinquent	53,343,370	97.2%	$85,161,379,427	90.1%
Up to 29 Days	754,820	1.4	4,110,477,150	4.4
30 to 59 Days	269,163	0.5	1,613,021,090	1.7
60 to 89 Days	165,336	0.3	1,035,836,302	1.1
90 to 119 Days	128,073	0.2	805,641,051	0.9
120 to 149 Days	115,865	0.2	745,155,391	0.8
150 to 179 Days	108,848	0.2	743,259,398	0.8
180 or More Days	23,490	0.0	176,769,804	0.2
Total	54,908,965	100.0%	$94,391,539,613	100.0%

A-I-7

Composition by Account Age
Master Trust II Portfolio

Account Age	Number of Accounts	Percentage of Total Number of Accounts	Receivables	Percentage of Total Receivables
Not More than 6 Months	345,717	0.6%	$749,494,831	0.8%
Over 6 Months to 12 Months	1,323,690	2.4	2,549,318,256	2.7
Over 12 Months to 24 Months	4,593,050	8.4	8,384,978,994	8.9
Over 24 Months to 36 Months	4,704,396	8.6	8,818,398,312	9.3
Over 36 Months to 48 Months	6,540,812	11.9	11,834,787,463	12.5
Over 48 Months to 60 Months	5,142,083	9.4	8,554,184,346	9.1
Over 60 Months to 72 Months	4,570,672	8.3	7,361,541,642	7.8
Over 72 Months	27,688,545	50.4	46,138,835,769	48.9
Total	54,908,965	100.0%	$94,391,539,613	100.0%

Geographic Distribution of Accounts
Master Trust II Portfolio

State	Number of Accounts	Percentage of Total Number of Accounts	Receivables	Percentage of Total Receivables
California	6,363,114	11.6%	$11,901,691,730	12.6%
Florida	4,448,344	8.1	7,460,551,286	7.9
New York	3,503,167	6.4	5,920,341,724	6.3
Texas	3,286,608	6.0	6,429,599,337	6.8
Pennsylvania	2,940,877	5.4	4,163,472,179	4.4
New Jersey	2,273,522	4.1	3,851,491,282	4.1
Illinois	2,000,414	3.6	3,320,846,244	3.5
Virginia	1,900,740	3.5	3,071,562,568	3.3
Ohio	1,869,227	3.4	2,972,529,688	3.1
Georgia	1,785,731	3.3	3,545,447,396	3.8
Other	24,537,221	44.6	41,754,006,179	44.2
Total	54,908,965	100.0%	$94,391,539,613	100.0%

Since the largest number of cardholders (based on billing address) whose accounts were included in master trust II as of September 07, 2007 were in California, Florida, New York, Texas and Pennsylvania, adverse changes in the economic conditions in these areas could have a direct impact on the timing and amount of payments on the notes.

A-I-8

FICO.  The following table sets forth the FICO®* score on each account in the Master Trust II Portfolio, to the extent available, as refreshed during the six month period ended June 30, 2007.  Receivables, as presented in the following table, are determined as of June 30, 2007.  A FICO score is a measurement determined by Fair, Isaac & Company using information collected by the major credit bureaus to assess credit risk.  FICO scores may change over time, depending on the conduct of the debtor and changes in credit score technology.  Because the future composition and product mix of the Master Trust II Portfolio may change over time, this table is not necessarily indicative of the composition of the Master Trust II Portfolio at any specific time in the future.\

Data from an independent credit reporting agency, such as FICO score, is one of several factors that, if available, will be used by FIA in its credit scoring system to assess the credit risk associated with each applicant.  See “FIA’s Credit Card Activities—Origination, Account Acquisition, Credit Lines and Use of Credit Card Accounts” in the prospectus.  At the time of account origination, FIA will request information, including a FICO score, from one or more independent credit bureaus.  FICO scores may be different from one bureau to another.  For some cardholders, FICO scores may be unavailable.  FICO scores are based on independent third party information, the accuracy of which cannot be verified.

The table below sets forth refreshed FICO scores from a single credit bureau.

Composition by FICO Score
Master Trust II Portfolio

FICO Score	Receivables	Percentage of Total Receivables
Over 720	$32,103,308,770	35.1%
661-720	32,152,763,771	35.1
601-660	15,901,955,720	17.4
Less than or equal to 600	9,077,658,705	9.9
Unscored	2,317,422,051	2.5
TOTAL	$91,553,109,017	100.0%

A FICO score is an Equifax Beacon 96 FICO Score.

A “refreshed” FICO score means the FICO score determined by Equifax during the six month period ended June 30, 2007.

A credit card account that is “unscored” means that a FICO score was not obtained for such account during the six month period ended June 30, 2007.

___________________
*FICO® is a federally registered servicemark of Fair, Isaac & Company.

A-I-9

Annex II

Outstanding Series, Classes and Tranches of Notes

The information provided in this Annex II is an integral part of the prospectus supplement, and is incorporated by reference into the prospectus supplement.

BAseries

Class A Notes

Class A	Issuance Date	Nominal Liquidation Amount	Note Interest Rate	Expected Principal Payment Date	Legal Maturity Date
Class A(2001-2)	7/26/01	$500,000,000	One Month LIBOR + 0.25%	July 2011	December 2013
Class A(2001-Emerald)	8/15/01	Up to $10,317,000,000(1)	—	—	—
Class A(2001-5)	11/8/01	$500,000,000	One Month LIBOR + 0.21%	October 2008	March 2011
Class A(2002-2)	3/27/02	$656,175,000	Not to exceed Three Month LIBOR + 0.35%(2)	February 17, 2012	July 17, 2014
Class A(2002-3)	4/24/02	$750,000,000	One Month LIBOR + 0.24%	April 2012	September 2014
Class A(2002-5)	5/30/02	$750,000,000	One Month LIBOR + 0.18%	May 2009	October 2011
Class A(2002-7)	7/25/02	$497,250,000	Not to exceed Three Month LIBOR + 0.25%(3)	July 17, 2009	December 19, 2011
Class A(2002-8)	7/31/02	$400,000,000	Three Month LIBOR + 0.15%	July 2009	December 2011
Class A(2002-11)	10/30/02	$490,600,000	Not to exceed Three Month LIBOR + 0.35%(4)	October 19, 2009	March 19, 2012
Class A(2002-13)	12/18/02	$500,000,000	One Month LIBOR + 0.13%	December 2007	May 2010
Class A(2003-1)	2/27/03	$500,000,000	3.30%	February 2008	July 2010
Class A(2003-3)	4/10/03	$750,000,000	One Month LIBOR + 0.12%	March 2008	August 2010
Class A(2003-4)	4/24/03	$750,000,000	One Month LIBOR + 0.22%	April 2010	September 2012
Class A(2003-5)	5/21/03	$548,200,000	Not to exceed Three Month LIBOR + 0.35%(5)	April 19, 2010	September 19, 2012
Class A(2003-6)	6/4/03	$500,000,000	2.75%	May 2008	October 2010
Class A(2003-7)	7/8/03	$650,000,000	2.65%	June 2008	November 2010
Class A(2003-8)	8/5/03	$750,000,000	One Month LIBOR + 0.19%	July 2010	December 2012
Class A(2003-9)	9/24/03	$1,050,000,000	One Month LIBOR + 0.13%	September 2008	February 2011
Class A(2003-10)	10/15/03	$500,000,000	One Month LIBOR + 0.26%	October 2013	March 2016
Class A(2003-11)	11/6/03	$500,000,000	3.65%	October 2008	March 2011
Class A(2003-12)	12/18/03	$500,000,000	One Month LIBOR + 0.11%	December 2008	May 2011
Class A(2004-1)	2/26/04	$752,760,000	Not to exceed Three Month LIBOR + 0.30%(6)	January 17, 2014	June 17, 2016
Class A(2004-2)	2/25/04	$600,000,000	One Month LIBOR + 0.15%	February 2011	July 2013
Class A(2004-3)	3/17/04	$700,000,000	One Month LIBOR + 0.26%	March 2019	August 2021
Class A(2004-5)	5/25/04	$1,015,240,000	Not to exceed Three Month LIBOR + 0.25%(7)	May 18, 2011	October 17, 2013
Class A(2004-6)	6/17/04	$500,000,000	One Month LIBOR + 0.14%	June 2011	November 2013
Class A(2004-7)	7/28/04	$900,000,000	One Month LIBOR + 0.10%	July 2009	December 2011
Class A(2004-8)	9/14/04	$500,000,000	One Month LIBOR + 0.15%	August 2011	January 2014
Class A(2004-9)	10/1/04	$672,980,000	Not to exceed One Month LIBOR + 0.20%(8)	September 19, 2011	February 20, 2014
Class A(2004-10)	10/27/04	$500,000,000	One Month LIBOR + 0.08%	October 2009	March 2012
(continued on next page)

________________________
1 Subject to increase.
2 Class A(2002-2) noteholders will receive interest at 5.60% on an outstanding euro principal amount of €750,000,000, pursuant to the terms of a currency and interest rate swap applicable only to the Class A(2002-2) notes.
3 Class A(2002-7) noteholders will receive interest at Three Month EURIBOR + 0.15% on an outstanding euro principal amount of €500,000,000, pursuant to the terms of a currency and interest rate swap applicable only to the Class A(2002-7) notes.
4 Class A(2002-11) noteholders will receive interest at Three Month EURIBOR + 0.25% on an outstanding euro principal amount of €500,000,000, pursuant to the terms of a currency and interest rate swap applicable only to the Class A(2002-11) notes.
5 Class A(2003-5) noteholders will receive interest at 4.15% on an outstanding euro principal amount of €500,000,000, pursuant to the terms of a currency and interest rate swap applicable only to the Class A(2003-5) notes.
6 Class A(2004-1) noteholders will receive interest at 4.50% on an outstanding euro principal amount of €600,000,000, pursuant to the terms of a currency and interest rate swap applicable only to the Class A(2004-1) notes.
7 Class A(2004-5) noteholders will receive interest at Three Month EURIBOR + 0.15% on an outstanding euro principal amount of €850,000,000, pursuant to the terms of a currency and interest rate swap applicable only to the Class A(2004-5) notes.
8 Class A(2004-9) noteholders will receive interest at One Month EURIBOR + 0.11% on an outstanding euro principal amount of €550,000,000, pursuant to the terms of a currency and interest rate swap applicable only to the Class A(2004-9) notes.

A-II-1

BAseries

Class A Notes (continued from previous page)

Class A	Issuance Date	Nominal Liquidation Amount	Note Interest Rate	Expected Principal Payment Date	Legal Maturity Date
Class A(2005-1)	4/20/05	$750,000,000	4.20%	April 2008	September 2010
Class A(2005-2)	5/19/05	$500,000,000	One Month LIBOR + 0.08%	May 2012	October 2014
Class A(2005-3)	6/14/05	$600,000,000	4.10%	May 2010	October 2012
Class A(2005-4)	7/7/05	$800,000,000	One Month LIBOR + 0.04%	June 2010	November 2012
Class A(2005-5)	8/11/05	$1,500,000,000	One Month LIBOR + 0.00%	July 2008	December 2010
Class A(2005-6)	8/25/05	$500,000,000	4.50%	August 2010	January 2013
Class A(2005-7)	9/29/05	$1,000,000,000	4.30%	September 2008	February 2011
Class A(2005-8)	10/12/05	$850,000,000	One Month LIBOR + 0.02%	September 2009	February 2012
Class A(2005-9)	11/17/05	$1,000,000,000	One Month LIBOR + 0.04%	November 2010	April 2013
Class A(2005-10)	11/29/05	$400,000,000	One Month LIBOR + 0.06%	June 2013	November 2015
Class A(2005-11)	12/16/05	$500,000,000	One Month LIBOR + 0.04%	December 2010	May 2013
Class A(2006-1)	2/15/06	$1,600,000,000	4.90%	February 2009	July 2011
Class A(2006-2)	3/7/06	$550,000,000	One Month LIBOR + 0.06%	January 2013	June 2015
Class A(2006-3)	3/30/06	$750,000,000	One Month LIBOR + 0.02%	March 2010	August 2012
Class A(2006-4)	5/31/06	$2,500,000,000	One Month LIBOR – 0.01%	April 2009	September 2011
Class A(2006-5)	6/9/06	$700,000,000	One Month LIBOR + 0.06%	May 2013	October 2015
Class A(2006-6)	7/20/06	$2,000,000,000	One Month LIBOR + 0.03%	June 2011	November 2013
Class A(2006-7)	7/28/06	$375,000,000	One Month LIBOR + 0.04%	July 2014	December 2016
Class A(2006-8)	8/9/06	$725,000,000	One Month LIBOR + 0.03%	December 2013	May 2016
Class A(2006-9)	8/30/06	$1,750,000,000	One Month LIBOR + 0.01%	September 2010	February 2013
Class A(2006-10)	9/19/06	$750,000,000	One Month LIBOR – 0.02%	September 2009	February 2012
Class A(2006-11)	9/26/06	$520,000,000	One Month LIBOR + 0.03%	November 2013	April 2016
Class A(2006-12)	10/16/06	$1,000,000,000	One Month LIBOR + 0.02%	October 2011	March 2014
Class A(2006-13)	11/14/06	$275,000,000	One Month LIBOR + 0.02%	December 2013	May 2016
Class A(2006-14)	11/28/06	$1,350,000,000	One Month LIBOR + 0.06%	November 2013	April 2016
Class A(2006-15)	12/13/06	$1,000,000,000	One Month LIBOR + 0.00%	November 2011	April 2014
Class A(2006-16)	12/19/06	$1,000,000,000	4.72%	December 2010	May 2013
Class A(2007-1)	1/18/07	$500,000,000	5.17%	January 2017	June 2019
Class A(2007-2)	2/16/07	$2,500,000,000	One Month LIBOR +0.02%	January 2011	June 2013
Class A(2007-3)	3/20/07	$515,000,000	One Month LIBOR + 0.02%	June 2014	November 2016
Class A(2007-4)	3/20/07	$300,000,000	One Month LIBOR + 0.04%	June 2017	November 2019
Class A(2007-5)	3/20/07	$396,927,017	Not to exceed One Month LIBOR + 0.03%(9)	March 2014	August 2016
Class A(2007-6)	4/12/07	$750,000,000	One Month LIBOR + 0.06%	April 2014	September 2016
Class A(2007-7)	5/16/07	$1,750,000,000	One Month LIBOR + 0.00%	March 2010	August 2012
Class A(2007-8)	6/22/07	$500,000,000	5.59%	June 2012	November 2014
Class A(2007-9)	7/19/07	$1,250,000,000	One Month LIBOR + 0.04%	June 2012	November 2014
Class A(2007-10)	7/26/07	$750,000,000	One Month LIBOR + 0.07%	July 2014	December 2016
Class A(2007-11)	8/2/07	$400,000,000	One Month LIBOR + 0.07%	July 2017	December 2019
Class A(2007-12)	8/22/07	$2,000,000,000	One Month LIBOR + 0.20%	August 2010	January 2013

___________________
9 Class A(2007-5) noteholders will receive interest at Three Month JPY-LIBOR + 0.00% on an outstanding yen principal amount of ¥46,500,000,000, pursuant to the terms of a currency and interest rate swap applicable only to the Class A(2007-5) notes.

A-II-2

BAseries

Class B Notes

Class B	Issuance Date	Nominal Liquidation Amount	Note Interest Rate	Expected Principal Payment Date	Legal Maturity Date
Class B(2002-4)	10/29/02	$200,000,000	One Month LIBOR + 0.50%	October 2007	March 2010
Class B(2003-1)	2/20/03	$200,000,000	One Month LIBOR + 0.44%	February 2008	July 2010
Class B(2003-2)	6/12/03	$200,000,000	One Month LIBOR + 0.39%	May 2008	October 2010
Class B(2003-3)	8/20/03	$200,000,000	One Month LIBOR + 0.375%	August 2008	January 2011
Class B(2003-4)	10/15/03	$331,650,000	Not to exceed Three Month LIBOR + 0.85%(1)	September 18, 2013	February 17, 2016
Class B(2003-5)	10/2/03	$150,000,000	One Month LIBOR + 0.37%	September 2008	February 2011
Class B(2004-1)	4/1/04	$350,000,000	4.45%	March 2014	August 2016
Class B(2004-2)	8/11/04	$150,000,000	One Month LIBOR + 0.39%	July 2011	December 2013
Class B(2005-1)	6/22/05	$125,000,000	One Month LIBOR + 0.29%	June 2012	November 2014
Class B(2005-2)	8/11/05	$200,000,000	One Month LIBOR + 0.18%	July 2010	December 2012
Class B(2005-3)	11/9/05	$150,962,500	Not to exceed One Month LIBOR + 0.40%	October 19, 2015	March 19, 2018
Class B(2005-4)	11/2/05	$150,000,000	4.90%	October 2008	March 2011
Class B(2006-1)	3/3/06	$250,000,000	One Month LIBOR + 0.22%	February 2013	July 2015
Class B(2006-2)	3/24/06	$500,000,000	Not to exceed One Month LIBOR + 0.25%(2)	March 2013	August 2015
Class B(2006-3)	8/22/06	$300,000,000	One Month LIBOR + 0.08%	August 2009	January 2012
Class B(2006-4)	11/14/06	$250,000,000	One Month LIBOR + 0.08%	October 2009	March 2012
Class B(2007-1)	1/26/07	$450,000,000	One Month LIBOR + 0.08%	January 2010	June 2012
Class B(2007-2)	1/31/07	$250,000,000	One Month LIBOR + 0.20%	January 2014	June 2016
Class B(2007-3)	3/30/07	$175,000,000	One Month LIBOR + 0.20%	March 2014	August 2016
Class B(2007-4)	5/15/07(3)	$425,000,000(3)	One Month LIBOR + 0.09%	April 2010	September 2012

__________________
1 Class B(2003-4) noteholders will receive interest at 5.45% on an outstanding sterling principal amount of £200,000,000, pursuant to the terms of a currency and interest rate swap applicable only to the Class B(2003-4) notes.
2 Class B(2005-3) noteholders will receive interest at Three Month EURIBOR + 0.30% on an outstanding euro principal amount of €125,000,000, pursuant to the terms of a currency and interest rate swap applicable only to the Class B(2005-3) notes.
3 Of the $425,000,000 principal amount of the Class B(2007-4) Notes, $250,000,000 was issued on May 15, 2007, and $175,000,000 was issued on June 22, 2007.

A-II-3

BAseries

Class C Notes

Class C	Issuance Date	Nominal Liquidation Amount	Note Interest Rate	Expected Principal Payment Date	Legal Maturity Date
Class C(2001-2)	7/12/01	$100,000,000	Not to exceed One Month LIBOR + 1.15%	July 2008	December 2010
Class C(2002-1)	2/28/02	$250,000,000	6.80%	February 2012	July 2014
Class C(2002-3)	6/12/02	$200,000,000	One Month LIBOR + 1.35%	May 2012	October 2014
Class C(2002-6)	10/29/02	$50,000,000	One Month LIBOR + 2.00%	October 2012	March 2015
Class C(2002-7)	10/29/02	$50,000,000	6.70%	October 2012	March 2015
Class C(2003-1)	2/4/03	$200,000,000	One Month LIBOR + 1.70%	January 2010	June 2012
Class C(2003-2)	2/12/03	$100,000,000	One Month LIBOR + 1.60%	January 2008	June 2010
Class C(2003-3)	5/8/03	$175,000,000	One Month LIBOR + 1.35%	May 2008	October 2010
Class C(2003-4)	6/19/03	$327,560,000	Not to exceed Three Month LIBOR + 2.05%(1)	May 17, 2013	October 19, 2015
Class C(2003-5)	7/2/03	$100,000,000	One Month LIBOR + 1.18%	June 2008	November 2010
Class C(2003-6)	7/30/03	$250,000,000	One Month LIBOR + 1.18%	July 2008	December 2010
Class C(2003-7)	11/5/03	$100,000,000	One Month LIBOR + 1.35%	October 2013	March 2016
Class C(2004-1)	3/16/04	$200,000,000	One Month LIBOR + 0.78%	February 2011	July 2013
Class C(2004-2)	7/1/04	$275,000,000	One Month LIBOR + 0.90%	June 2014	November 2016
Class C(2005-1)	6/1/05	$125,000,000	One Month LIBOR + 0.41%	May 2010	October 2012
Class C(2005-2)	9/22/05	$150,000,000	One Month LIBOR + 0.35%	September 2010	February 2013
Class C(2005-3)	10/20/05	$300,000,000	One Month LIBOR + 0.27%	October 2008	March 2011
Class C(2006-1)	2/17/06	$350,000,000	One Month LIBOR + 0.42%	February 2013	July 2015
Class C(2006-2)	3/17/06	$225,000,000	One Month LIBOR + 0.30%	March 2011	August 2013
Class C(2006-3)	5/31/06	$250,000,000	One Month LIBOR + 0.29%	May 2011	October 2013
Class C(2006-4)	6/15/06	$375,000,000	One Month LIBOR + 0.23%	June 2009	November 2011
Class C(2006-5)	8/15/06	$300,000,000	One Month LIBOR + 0.40%	August 2013	January 2016
Class C(2006-6)	9/29/06	$250,000,000	Not to exceed One Month LIBOR + 0.40%	September 2013	February 2016
Class C(2006-7)	10/16/06	$200,000,000	One Month LIBOR + 0.23%	October 2009	March 2012
Class C(2007-1)	1/26/07	$300,000,000	One Month LIBOR + 0.29%	January 2012	June 2014
Class C(2007-2)	5/15/07	$150,000,000	One Month LIBOR + 0.27%	April 2010	September 2012
Class C(2007-3)	8/14/07	$200,000,000	Not to exceed One Month LIBOR + 0.50%	August 2010	January 2013

_____________________
1 Class C(2003-4) noteholders will receive interest at 6.10% on an outstanding sterling principal amount of £200,000,000, pursuant to the terms of a currency and interest rate swap applicable only to the Class C(2003-4) notes.

A-II-4

Annex III

Outstanding Master Trust II Series

The information provided in this Annex III is an integral part of the prospectus supplement, and is incorporated by reference into the prospectus supplement.

#	Series/Class	Issuance Date	Investor Interest	Certificate Rate	Scheduled Payment Date	Termination Date
1	Series 1997-B	2/27/97
	Class A	—	$850,000,000	One Month LIBOR + .16%	March 2012	August 2014
	Class B	—	$75,000,000	One Month LIBOR + .35%	March 2012	August 2014
	Collateral Interest	—	$75,000,000	—	—	—
2	Series 1997-O	12/23/97
	Class A	—	$425,000,000	One Month LIBOR + .17%	December 2007	May 2010
	Class B	—	$37,500,000	One Month LIBOR + .35%	December 2007	May 2010
	Collateral Interest	—	$37,500,000	—	—	—
3	Series 1998-B	4/14/98
	Class A	—	$550,000,000	Three Month LIBOR + .09%	April 2008	September 2010
	Class B	—	$48,530,000	Not to Exceed Three Month LIBOR + .50%	April 2008	September 2010
	Collateral Interest	—	$48,530,000	—	—	—
4	Series 1998-E	8/11/98
	Class A	—	$750,000,000	Three Month LIBOR + .145%	April 2008	September 2010
	Class B	—	$66,200,000	Three Month LIBOR + .33%	April 2008	September 2010
	Collateral Interest	—	$66,200,000	—	—	—
5	Series 1999-B	3/26/99
	Class A	—	$637,500,000	5.90%	March 2009	August 2011
	Class B	—	$56,250,000	6.20%	March 2009	August 2011
	Collateral Interest	—	$56,250,000	—	—	—
6	Series 1999-J	9/23/99
	Class A	—	$850,000,000	7.00%	September 2009	February 2012
	Class B	—	$75,000,000	7.40%	September 2009	February 2012
	Collateral Interest	—	$75,000,000	—	—	—
7	Series 2000-E	6/1/00
	Class A	—	$500,000,000	7.80%	May 2010	October 2012
	Class B	—	$45,000,000	8.15%	May 2010	October 2012
	Collateral Interest	—	$45,000,000	—	—	—
8	Series 2000-H	8/23/00
	Class A	—	$595,000,000	One Month LIBOR + .25%	August 2010	January 2013
	Class B	—	$52,500,000	One Month LIBOR + .60%	August 2010	January 2013
	Collateral Interest	—	$52,500,000	—	—	—
9	Series 2000-J	10/12/00
	Class A Swiss Francs	—	CHF 1,000,000,000	4.125%
	Class A	—	$568,990,043	Three Month LIBOR + .21%	October 17, 2007	March 17, 2010
	Class B	—	$50,250,000	One Month LIBOR + .44%	October 2007	March 17, 2010
10	Collateral Interest	—	$50,250,000	—	—	—
	Series 2000-L	12/13/00
	Class A	—	$425,000,000	6.50%	November 2007	April 2010
	Class B	—	$37,500,000	One Month LIBOR + .50%	November 2007	April 2010
	Collateral Interest	—	$37,500,000	—	—	—
11	Series 2001-B	3/8/01
	Class A	—	$637,500,000	One Month LIBOR + .26%	March 2011	August 2013
	Class B	—	$56,250,000	One Month LIBOR + .60%	March 2011	August 2013
	Collateral Interest	—	$56,250,000	—	—	—
12	Series 2001-C	4/25/01
	Class A	—	$675,000,000	Three Month LIBOR - .125%	April 2011	September 2013
	Class B	—	$60,000,000	One Month LIBOR + .62%	April 2011	September 2013
	Collateral Interest	—	$60,000,000	—	—	—
13	Series 2001-D	5/24/01
	Collateral Certificate(1)	—	—	—	—	—

_____________________
1 The collateral certificate represents the sole asset of the BA Credit Card Trust.  See “Annex II: Outstanding Series, Classes and Tranches of Notes” for a list of outstanding notes issued by the issuing entity.

A-III-1

FIA Card Services, National Association
Sponsor, Servicer and Originator

BA Credit Card Funding, LLC
Transferor and Depositor

BA Credit Card Trust
Issuing Entity

BAseries

$275,000,000

Class B(2007-5) Notes
__________

PROSPECTUS SUPPLEMENT
__________

Underwriters

Banc of America Securities LLC
Lehman Brothers
__________

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the prospectus.  We have not authorized anyone to provide you with different information.

We are not offering the notes in any state where the offer is not permitted.

We do not claim the accuracy of the information in this prospectus supplement and the prospectus as of any date other than the dates stated on their respective covers.

Dealers will deliver a prospectus supplement and prospectus when acting as underwriters of the notes and with respect to their unsold allotments or subscriptions.  In addition, until the date which is 90 days after the date of this prospectus supplement, all dealers selling the notes will deliver a prospectus supplement and prospectus.  Such delivery obligations may be satisfied by filing the prospectus supplement and prospectus with the Securities and Exchange Commission.